Exhibit 99.1

        CONTACT:
Monica M. Weed
Information Resources, Inc. Contingent
Payment Rights Trust
312.360-6498
monica.weed@infores.com

Judge Sets Trial Date in Antitrust Action Against ACNielsen
Litigation Trust Also Announces Other Recent Developments

CHICAGO, April 13, 2004—Information Resources, Inc. Litigation Contingent Payment Rights Trust (Ticker Symbol: OTC BB:IRICR.OB) announced today that a U.S. District Court judge has set a new trial date of April 18, 2005 in its antitrust action against ACNielsen (now owned by VNU, N.V.), The Dun & Bradstreet Corp., and IMS International, Inc., in which IRI is seeking damages of between $581.6 million and $651.7 million (prior to trebling). The Court originally set a trial date of September 20, 2004 in this case, which was vacated in January of this year in response to Defendants' request for more time to complete discovery.

Additionally, effective April 9, 2004, Michael S. Duffey was selected to fill a vacancy as a Parent Rights Agent. Duffey is the Chief Financial Officer of IRI. Duffey joins the four current Rights Agents, Joseph P. Durrett, former CEO and IRI Board member, Monica M. Weed, former General Counsel of IRI, William Chisholm, Executive Vice President of IRI Holdings, Inc., the parent company of IRI, and Travis Rhodes, an investment analyst at Boston-based Abrams Capital. The five Rights Agents are responsible for directing and supervising all matters involving IRI's antitrust case against ACNielsen.

Additional information about the lawsuit, the Litigation Trust, and the CVRs trading under IRICR.OB can be found in the disclosure materials filed by the Information Resources, Inc. Litigation Contingent Payment Rights Trust with the Securities and Exchange Commission, including the prospectus dated November 3, 2003 relating to the CVRs and the Litigation Trust's Annual Report on Form 10-K for the year 2003.

This document contains certain forward-looking statements about the Litigation Trust and/or the ACNielsen lawsuit and the CVRs. When used in this document, the words "anticipates", "may", "can", "believes", "expects", "projects", "intends", "likely", and similar expressions as they relate to the Litigation Trust, the ACNielsen lawsuit or the CVRs are intended to identify those assertions as forward-looking statements. In making any such statements, the person making them believes that its expectations are based on reasonable assumptions. However, any such statement may be influenced by factors that could cause actual outcomes and results to be materially different from those projected or anticipated. These forward-looking statements are subject to numerous risks and uncertainties. There are various important factors that could cause actual results to differ materially from those in any such forward-looking statements, many of which are beyond the control of the Litigation Trust including the timing of and any value to be received in connection with the ACNielsen lawsuit and the CVRs. The actual results or performance by the Litigation Trust and the actual proceeds (if any) to be received by the Litigation Trust in respect of the ACNielsen lawsuit or the CVRs, could differ materially from those expressed in, or implied by, these forward-looking statements. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the outcome of the ACNielsen lawsuit or the proceeds to be received in respect of the CVRs.

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